UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 20, 2006
(Date of Earliest Event Reported)

ALLIANCE IMAGING, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	Commission File:	33-0239910
(State or Other Jurisdiction of Incorporation or Organization)	1-16609	(I.R.S. Employer Identification No.)

1900 S. State College Blvd., Suite 600
Anaheim, California 92806
(Address of Principal Executive Offices)

(714) 688-7100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:  Other Events.

On November 20, 2006, Alliance Imaging, Inc. (the “Company”) and a certain stockholder of the Company (the “Selling Stockholder”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”). Pursuant to the Underwriting Agreement, the Selling Stockholder agreed to sell, and the Underwriters agreed to purchase, 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, at a price to the public of $5.75 per share. The Selling Stockholder has granted the Underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock of the Company to cover over-allotments, if any. The public offering and sale of the Shares (the “Offering”) contemplated by the Underwriting Agreement will be completed on or about November 27, 2006. The Company will not sell any shares and will not receive any proceeds from the sale of Shares in the Offering.

The Offering of the Shares by the Selling Stockholder pursuant to the Underwriting Agreement has been registered under the Securities Act of 1933, as amended, by a registration statement on Form S-3 (Registration No. 333-122453).  A copy of the Underwriting Agreement is filed as Exhibit 1.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

1.1                                 Underwriting Agreement, dated November 20, 2006, by and among Alliance Imaging, Inc., the selling stockholder named therein and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2006	ALLIANCE IMAGING, INC.

	By:	/s/ Christopher J. Joyce
		Name:	Christopher J. Joyce
		Title:	Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement, dated November 20, 2006, by and among Alliance Imaging, Inc., the selling stockholder named therein and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein.